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                                 EXHIBIT 99
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                                PRESS RELEASE

                                                           DATE: MAY 8, 2003
                                                          RELEASE: IMMEDIATE
                                      CONTACT: RICK FRANCIS - ALLEGIANT BANK
                                                                636-337-3338

           ALLEGIANT BANK MOVES QUICKLY TO SERVE DE SOTO RESIDENTS

DE SOTO, MISSOURI - Allegiant Bank moved quickly to secure the De Soto branch after storms hit the area last night. Risk Management was immediately dispatched to the branch to secure the contents and assess the damage.

"When you live and work in a town the size of De Soto any tragedy is taken hard by everyone. As a member of the community Allegiant Bank sympathizes with those who have lost their homes. We are committed to supporting the community during the rebuilding process," stated Rick Francis, President, Jefferson County.

Francis continued, "We checked on the safety of our employees. Many employees are residents of the community and suffered property damage to their homes. The good news is they are all safe and no serious injuries have been reported."

Allegiant Bank has two branches in De Soto. The main branch, located at 224
S. Main, downtown De Soto, experienced only minor water damage in the lobby. We are moving quickly to reopen this location on Thursday. The Rock Road branch was severely damaged and will need extensive repairs. It is Allegiant Bank's intent to reopen this branch as soon as possible. We will update the community as information becomes available.





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Currently De Soto customers are being asked to use the Allegiant Bank branch in Herculaneum located at 100 Scenic Plaza Drive.

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Allegiant Bancorp, Inc. is the largest publicly-held bank holding company headquartered in the St. Louis, Missouri metropolitan area and the parent company of Allegiant Bank. Allegiant has 37 full-service banking locations, with at least one branch located within a 20 minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.

Certain statements in this release relating to present or future trends or factors affecting the banking industry and, specifically, the operations, markets and products of Allegiant Bancorp, Inc., may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in Allegiant's periodic filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.








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